Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Sterling Construction Company, Inc.

We have audited the accompanying consolidated balance sheets of Sterling Construction Company, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling Construction Company, Inc. and subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Sterling Construction Company, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 16, 2009 expressed an unqualified opinion that Sterling Construction Company, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting.

/s/  GRANT THORNTON LLP

Houston, Texas
March 16, 2009, except for the last paragraph of Note 1 and for Note 18 as to which the date is December 3, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Sterling Construction Company, Inc.

We have audited Sterling Construction Company, Inc. (a Delaware Corporation) and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Sterling Construction Company, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on Sterling Construction Company, Inc. and subsidiaries’ internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Sterling Construction Company Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Sterling Construction Company Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008 and our report dated March 16, 2009 expressed an unqualified opinion on those consolidated financial statements.

/s/  GRANT THORNTON LLP

Houston, Texas
March 16, 2009

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007
	(Amounts in thousands except share data)

ASSETS
Current assets:
Cash and cash equivalents	$55,305	$80,649
Short-term investments	24,379	54
Contracts receivable, including retainage	60,582	54,394
Costs and estimated earnings in excess of billings on uncompleted contracts	7,508	3,747
Inventories	1,041	1,239
Deferred tax asset, net	1,203	1,088
Deposits and other current assets	2,704	1,779

Total current assets	152,722	142,950
Property and equipment, net	77,993	72,389
Goodwill	57,232	57,232
Other assets, net	1,668	1,944

Total assets	$289,615	$274,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,111	$27,190
Billings in excess of cost and estimated earnings on uncompleted contracts	23,127	25,349
Current maturities of long-term debt	73	98
Income taxes payable	547	1,102
Other accrued expenses	7,741	7,148

Total current liabilities	57,599	60,887
Long-term liabilities:
Long-term debt, net of current maturities	55,483	65,556
Deferred tax liability, net	11,117	3,098
Put liability related to and noncontrolling owner’s interest in subsidiary	6,300	6,362

	72,900	75,016
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	—	—
Common stock, par value $0.01 per share; authorized 19,000,000 shares, 13,184,638 and 13,006,502 shares issued and outstanding	131	130
Additional paid in capital	150,223	147,786
Retained earnings (deficit)	8,762	(9,304)

Total Sterling common stockholders’ equity	159,116	138,612

Total liabilities and stockholders’ equity	$289,615	$274,515

The accompanying notes are an integral part of these consolidated financial statements

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(Amounts in thousands, except share and
	per share data)

Revenues	$415,074	$306,220	$249,348
Cost of revenues	373,102	272,534	220,801

Gross profit	41,972	33,686	28,547
General and administrative expenses	(13,763)	(13,231)	(10,825)
Other income (expense)	(81)	549	276

Operating income	28,128	21,004	17,998
Interest income	1,070	1,669	1,426
Interest expense	(199)	(277)	(220)

Income from continuing operations before income taxes and minority interest	28,999	22,396	19,204
Income tax expense:
Current	(1,087)	(1,290)	(310)
Deferred	(8,938)	(6,600)	(6,256)

Total income tax expense	(10,025)	(7,890)	(6,566)
Income from continuing operations	18,974	14,506	12,638
Income from discontinued operations, including gain on disposal of $121 in 2006	—	—	682

Net income	18,974	14,506	13,320
Net income attributable to the noncontrolling interest in subsidiary	(908)	(62)	—

Net income attributable to Sterling common stockholders	$18,066	$14,444	$13,320

Basic net income per share attributable to Sterling common stockholders:
Net income from continuing operations	$1.38	$1.31	$1.19
Net income from discontinued operations	—	—	$0.06

Net income	$1.38	$1.31	$1.25

Weighted average number of shares outstanding in computing basic per share amounts	13,119,987	11,043,948	10,582,730

Diluted net income per share attributable to Sterling common stockholders:
Net income from continuing operations	$1.32	$1.22	$1.08
Net income from discontinued operations	—	—	$0.06

Net income	$1.32	$1.22	$1.14

Weighted average number of shares outstanding in computing diluted per share amounts	13,702,488	11,836,176	11,714,310

The accompanying notes are an integral part of these consolidated financial statements

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2008, 2007 and 2006

			Additional	Retained
	Common Stock		Paid in	Earnings
	Shares	Amount	Capital	(Deficit)	Total
	(Amounts in thousands)

Balance at December 31, 2005	8,165	$82	$82,822	$(34,293)	$48,611
Net income attributable to Sterling common stockholders				13,320	13,320
Stock issued upon option and warrant exercises	701	7	906		913
Stock based compensation expense			991		991
Stock issued in equity offering, net of expenses	2,003	20	27,019		27,039
Issuance and amortization of restricted stock	6	—	117		117
Excess tax benefits from exercise of stock options			2,775	(2,775)	—

Balance at December 31, 2006	10,875	109	114,630	(23,748)	90,991
Net income attributable to Sterling common stockholders				14,444	14,444
Stock issued upon option and warrant exercises	241	2	511		513
Stock based compensation expense			912		912
Stock issued in equity offering, net of expenses	1,840	18	34,471		34,489
Issuance and amortization of restricted stock	10	—	198		198
Excess tax benefits from exercise of stock options			1,480		1,480
Issuance of stock to noncontrolling interest in RHB	41	1	999		1,000
Excess fair value over book value of minority interest in RHB			(5,415)		(5,415)

Balance at December 31, 2007	13,007	130	147,786	(9,304)	138,612
Net income attributable to Sterling common stockholders				18,066	18,066
Stock issued upon option and warrant exercises	154	1	237		238
Stock based compensation expense			210		210
Issuance and amortization of restricted stock	24	—	307		307
Excess tax benefits from exercise of stock options			1,218		1,218
Revaluation of noncontrolling interest put liability			607		607
Expenditures related to 2007 equity offering			(142)		(142)

Balance at December 31, 2008	13,185	$131	$150,223	$8,762	$159,116

The accompanying notes are an integral part of this consolidated financial statement

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	(Amounts in thousands)

Cash flows provided by operating activities
Net income attributable to Sterling common stockholders	$18,066	$14,444	$13,320
Net income attributable to noncontrolling interest in earnings of subsidiary	908	62	—
Net income from discontinued operations	—	—	(682)

Net income from continuing operations	18,974	14,506	12,638
Adjustments to reconcile income from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	13,168	9,544	7,011
(Gain) loss on sale of property and equipment	81	(501)	(276)
Deferred tax expense	8,938	6,600	6,256
Stock based compensation expense	517	1,110	1,108
Excess tax benefits from exercise of stock options	(1,218)	(1,480)	—
Interest expense accreted on noncontrolling interest	199	—	—
Other changes in operating assets and liabilities:
(Increase) in contracts receivable	(6,188)	(6,588)	(7,893)
(Increase) decrease in costs and estimated earnings in excess of billings on uncompleted contracts	(3,761)	648	(958)
(Increase) decrease in prepaid expenses and other assets	(1,945)	(629)	(1,011)
(Decrease) increase in trade payables	(1,079)	6,064	(3,043)
(Decrease) increase in billings in excess of costs and estimated earnings on uncompleted contracts	(2,222)	646	7,901
(Decrease) increase in accrued compensation and other liabilities	1,257	(378)	1,356

Net cash provided by continuing operations operating activities	26,721	29,542	23,089

Cash flows from continuing operations investing activities:
Cash paid for business combinations, net of cash acquired	—	(49,334)	(2,206)
Additions to property and equipment	(19,896)	(26,319)	(24,849)
Proceeds from sale of property and equipment	1,298	1,603	866
Purchases of short-term securities, available for sale	(24,325)	(123,797)	(144,192)
Sales of short-term securities, available for sale	—	149,912	118,023

Net cash used in continuing operations investing activities	(42,923)	(47,935)	(52,358)

Cash flows from continuing operations financing activities:
Cumulative daily drawdowns — Credit Facility	235,000	190,199	106,025
Cumulative daily reductions — Credit Facility	(245,000)	(155,199)	(89,813)
Repayments under related party long term debt	—	—	(8,449)
Repayments under long-term obligations	(98)	(129)	(123)
Increase in deferred loan costs	—	(1,197)	(124)
Issuance of common stock pursuant to warrants and options exercised	238	513	913
Utilization of excess tax benefits from exercise of stock options	1,218	1,480	—
Distributions to RHB minority interest owner	(562)	—	—
Payments on note receivable	204	420	—
Net proceeds from sale of common stock	(142)	34,489	27,039

Net cash provided by (used in) continuing operations financing activities	(9,142)	70,576	35,468

Net increase (decrease) in cash and cash equivalents from continuing operations	(25,344)	52,183	6,199
Cash provided by discontinued operations	—	—	495
Cash used in discontinued investing activities	—	—	4,739
Cash used in discontinued operations financing activities	—	—	(5,357)

Net cash used in discontinued operations	—	—	(123)
Cash and cash equivalents at beginning of period	80,649	28,466	22,267

Cash and cash equivalents at end of period	$55,305	$80,649	$28,466

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of $107, $53 and $14 of capitalized interest expense in 2008, 2007 and 2006, respectively	$167	$216	$199
Cash paid during the period for income taxes	$3,000	$1,300	$300

The accompanying notes are an integral part of these consolidated financial statements

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Business and Significant Accounting Policies

Basis of Presentation:

Sterling Construction Company, Inc. (“Sterling” or “the Company”) a Delaware Corporation, is a leading heavy civil construction company that specializes in the building, reconstruction and repair of transportation and water infrastructure in large and growing markets in Texas and Nevada. Our transportation infrastructure projects include highways, roads, bridges and light rail, and our water infrastructure projects include water, wastewater and storm drainage systems. We provide general contracting services primarily to public sector clients utilizing our own employees and equipment for activities including excavating, paving, pipe installation and concrete and asphalt placement. We purchase the necessary materials for our contracts, perform approximately three-quarters of the work required by our contracts with our own crews, and generally engage subcontractors only for ancillary services.

Sterling owns four subsidiaries; Texas Sterling Construction Co. (“TSC”), a Delaware corporation, Road and Highway Builders, LLC (“RHB”), a Nevada limited liability company, Road and Highway Builders, Inc. (“RHB Inc”), a Nevada corporation and Road and Highway Builders of California, Inc., (“RHB Cal”). TSC, RHB and RHB Cal perform construction contracts and RHB Inc produces aggregates from a leased quarry.

The accompanying consolidated financial statements include the accounts of subsidiaries in which the Company has a greater than 50% ownership interest and all significant intercompany accounts and transactions have been eliminated in consolidation. For all years presented, the Company had no subsidiaries with ownership interests of less than 50%.

Organization and Business:

Although we describe our business in this report in terms of the services we provide, our base of customers and the geographic areas in which we operate, we have concluded that our operations comprise one reportable segment pursuant to Statement of Financial Accounting Standards No. 131 — Disclosures about Segments of an Enterprise and Related Information. In making this determination, we considered that each project has similar characteristics, includes similar services, has similar types of customers and is subject to similar economic and regulatory environments. We organize, evaluate and manage our financial information around each project when making operating decisions and assessing our overall performance.

Use of Estimates:

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain of the Company’s accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from construction contracts under the percentage of completion method, the valuation of long-term assets, and income taxes. Management evaluates all of its estimates and judgments on an on-going basis.

Revenue Recognition:

Construction

The Company’s primary business since July 2001 has been as a general contractor in the States of Texas and, with the acquisition of RHB, Nevada where it engages in various types of heavy civil construction projects principally for public (government) owners. Credit risk is minimal with public owners since the

Company ascertains that funds have been appropriated by the governmental project owner prior to commencing work on such projects. While most public contracts are subject to termination at the election of the government entity, in the event of termination the Company is entitled to receive the contract price for completed work and reimbursement of termination-related costs. Credit risk with private owners is minimized because of statutory mechanics liens, which give the Company high priority in the event of lien foreclosures following financial difficulties of private owners.

Revenues are recognized on the percentage-of-completion method, measured by the ratio of costs incurred up to a given date to estimated total costs for each contract.

Contract costs include all direct material, labor, subcontract and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount attributable to contract claims is included in revenues when realization is probable and the amount can be reliably estimated. Cost and estimated earnings in excess of billings included $0.2 million and $0.5 million at December 31, 2008 and 2007, respectively, for contract claims not approved by the customer (which includes out-of-scope work, potential or actual disputes, and claims). The Company generally provides a one-year warranty for workmanship under its contracts. Warranty claims historically have been insignificant.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed on these contracts. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized on these contracts.

Cash and Cash Equivalents and Short-term Investments:

The Company considers all highly liquid investments with original or remaining maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2008, all cash and cash equivalents were fully insured by the FDIC under its Transaction Account Guarantee Program. At December 31, 2008 there were uninsured short-term investments of $13.1 million.

The Company classified investments in U.S. treasury bills of $5.0 million at December 31, 2008, as securities available for sale in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. At December 31, 2008 we had certificates of deposits of $19.4 million with original maturities of greater than 90 days, but less than one year which were included along with the treasury bills in short-term investments. There was no material unrealized gain or loss on these securities at December 31, 2008, as the market value of these securities approximated their cost.

For the years ended December 31, 2008, 2007 and 2006, the Company recorded interest income of $1.1 million, $1.7 million and $1.4 million, respectively.

Contracts Receivable:

Contracts receivable are generally based on amounts billed to the customer. At December 31, 2008, contracts receivable included retainage of $25.9 million discussed below which is being withheld by customers until completion of the contracts and $2.1 million of unbilled receivables on contracts completed or substantially complete at that date (the latter amount is expected to be billed in 2009). All other contracts receivable include only balances approved for payment by the customer. Based upon a review of outstanding contracts receivable, historical collection information and existing economic conditions, management has determined that all contracts receivable at December 31, 2008 and 2007 are fully collectible, and accordingly, no allowance for doubtful accounts against contracts receivable is necessary. Contracts receivable are written off based on individual credit evaluation and specific circumstances of the customer, when such treatment is warranted.

Retainage:

Many of the contracts under which the Company performs work contain retainage provisions. Retainage refers to that portion of billings made by the Company but held for payment by the customer pending satisfactory completion of the project. Unless reserved, the Company assumes that all amounts retained by customers under such provisions are fully collectible. Retainage on active contracts is classified as a current asset regardless of the term of the contract and is generally collected within one year of the completion of a contract. Retainage was approximately $25.9 million and $21.1 million at December 31, 2008 and December 31, 2007, respectively, of which $0.2 million at December 31, 2008 is expected to be collected beyond 2009.

Inventories:

The Company’s inventories are stated at the lower of cost or market as determined by the average cost method. Inventories at December 31, 2008 and 2007 consist primarily of raw materials, such as concrete and millings which are expected to be utilized on construction projects in the future. The cost of inventory includes labor, trucking and other equipment costs.

Property and Equipment:

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method. The estimated useful lives used for computing depreciation and amortization are as follows:

Building	39 years
Construction equipment	5-15 years
Land improvements	5-15 years
Office furniture and fixtures	3-10 years
Transportation equipment	5 years

Depreciation expense was approximately $12.9 million, $9.5 million, and $6.9 million in 2008, 2007 and 2006, respectively.

Equipment under Capital Leases:

The Company’s policy is to account for capital leases, which transfer substantially all the benefits and risks incident to the ownership of the leased property to the Company, as the acquisition of an asset and the incurrence of an obligation. Under this method of accounting, the recorded value of the leased asset is amortized principally using the straight-line method over its estimated useful life and the obligation, including interest thereon, is reduced through payments over the life of the lease. Depreciation expense on leased equipment and the related accumulated depreciation is included with that of owned equipment.

Deferred Loan Costs:

Deferred loan costs represent loan origination fees paid to the lender and related professional fees such as legal fees related to drafting of loan agreements. These fees are amortized over the term of the loan. In 2007, the Company entered into a new syndicated term Credit Facility (see Note 4) and incurred $1.3 million of loan costs, which are being amortized over the five-year term of the loan. In 2006, TSC renewed its line of credit and incurred loan costs in the amount of $123,000, which were being amortized over the three year term of the Credit Facility; however, the unamortized loan costs were charged to expense in 2007 with the execution of a new line of credit. Loan cost amortization expense for fiscal years 2008, 2007 and 2006 was $254,000, $76,000 and $99,000, respectively.

Goodwill and Intangibles:

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition.

The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 requires that: (1) goodwill and indefinite lived intangible assets not be amortized, (2) goodwill is to be tested for impairment at least annually at the reporting unit level, (3) the amortization period of intangible assets with finite lives is to be no longer limited to forty years, and (4) intangible assets deemed to have an indefinite life are to be tested for impairment at least annually by comparing the fair value of these assets with their recorded amounts.

Goodwill impairment is tested during the last quarter of each calendar year. The first step compares the book value of the Company’s stock to the fair market value of those shares as reported by Nasdaq. If the fair market value of the stock is greater than the calculated book value of the stock, goodwill is deemed not to be impaired and no further testing is required. If the fair market value is less than the calculated book value, additional steps of determining fair value of additional assets must be taken to determine impairment. Testing step one in 2008 indicated the fair market value of the Company’s stock was in excess of its book value and no further testing was required; based on the results of such test for impairment, the Company concluded that no impairment of goodwill existed as of December 31, 2008.

Intangible assets that have finite lives continue to be subject to amortization. In addition, the Company must evaluate the remaining useful life in each reporting period to determine whether events and circumstances warrant a revision of the remaining period of amortization. If the estimate of an intangible asset’s remaining life is changed, the remaining carrying amount of such asset is amortized prospectively over that revised remaining useful life.

Evaluating Impairment of Long-Lived Assets:

When events or changes in circumstances indicate that long-lived assets other than goodwill may be impaired, an evaluation is performed. The estimated undiscounted cash flow associated with the asset is compared to the asset’s carrying amount to determine if a write-down to fair value is required.

Federal and State Income Taxes:

We determine deferred income tax assets and liabilities using the balance sheet method, as clarified by FIN 48. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. FIN 48 requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority (see Note 6).

Stock-Based Compensation:

The Company has five stock-based incentive plans which are administered by the Compensation Committee of the Board of Directors. Prior to August 2006, the Company used the closing price of its common stock on the trading day immediately preceding the date the option was approved as the grant date market value. Since July 2006, the Company’s policy has been to use the closing price of the common stock on the date of the meeting at which a stock option award is approved for the option’s per-share exercise price. The term of the grants under the plans do not exceed 10 years. Stock options generally vest over a three to five year period and the fair value of the stock option is recognized on a straight-line basis over the vesting period of the option. Refer to Note 8 for further information regarding the stock-based incentive plans.

Net Income Per Share:

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is the same as basic net income per share but assumes the exercise of any convertible subordinated debt securities and includes dilutive stock options and warrants using the treasury stock method. The following table reconciles the numerators and denominators of the basic and diluted per common share computations for net income for 2008, 2007 and 2006 (in thousands, except per share data):

	2008	2007	2006

Numerator:
Net income attributable to Sterling common stockholders	$18,066	$14,444	$13,320

Denominator:
Weighted average common shares outstanding — basic	13,120	11,044	10,583
Shares for dilutive stock options and warrants	582	792	1,131

Weighted average common shares outstanding and assumed conversions — diluted	13,702	11,836	11,714

Basic net income per share	$1.38	$1.31	$1.25

Diluted net income per share	$1.32	$1.22	$1.14

For the years ended December 31, 2008, 2007 and 2006, there were 96,007, 79,700 and 81,500 options, respectively, considered antidilutive as the option exercise price exceeded the average share market price.

Interest Costs

Approximately $107,000, $53,000 and $14,000 of interest related to the construction of maintenance facilities and an office building were capitalized as part of construction costs during 2008, 2007 and 2006, respectively, in accordance with SFAS No. 34 “Capitalization of Interest Cost”.

Recent Accounting Pronouncements:

In December 2007, the Financial Accounting Standards Board (FASB) revised Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141(R)). This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Also, under SFAS 141(R), all direct costs of the business combination must be charged to expense on the financial statements of the acquirer as incurred. SFAS 141(R) revises previous guidance as to the recording of post-combination restructuring plan costs by requiring the acquirer to record such costs separately from the business combination. This statement is effective for acquisitions occurring on or after January 1, 2009, with early adoption not permitted. Unless the Company enters into another business combination, there will be no effect on future financial statements of SFAS 141(R) when adopted.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157) which establishes a framework for measuring fair value and requires expanded disclosure about the information used to measure fair value. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value, and does not expand the use of fair value accounting in any new circumstances. In February 2008, the FASB delayed the effective date by which companies must adopt the provisions of SFAS 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed in the financial statements on a recurring basis (at least annually). The new effective date of SFAS 157 deferred implementation to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of this standard is not anticipated to have a material impact on our financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment to FASB Statement No. 115” (“SFAS No. 159”). This statement allows a company to irrevocably elect fair value as a measurement attribute for certain financial assets and financial liabilities with changes in fair value recognized in the results of operations. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Adoption of this FASB did not have a material impact on the Company’s results of operations and financial position.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Non-controlling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 clarifies previous guidance on how consolidated entities should account for and report non-controlling interests in consolidated subsidiaries. The statement standardizes the presentation of non-controlling (“minority interests”) for both the consolidated balance sheet and income statement. This Statement is effective for the Company for fiscal years beginning on or after January 1, 2009, and all interim periods within that fiscal year, with early adoption not permitted. Upon adoption, the noncontrolling interest in any subsequent acquisition that does not contain a put will be reported as a separate component of stockholders’ equity instead of a liability and net income will be segregated between net income attributable to common stockholders and non-controlling interests.

Reclassifications

Certain immaterial balances included in the prior year balance sheet have been reclassified to conform to current year presentation. The accompanying financial statements also contain certain reclassifications to conform with the requirements of SFAS 160 discussed above.

2.	Discontinued operations

In 2005 management identified one of the Company’s subsidiaries, Steel City Products, LLC, (“SCPL”) as held for sale and accordingly, reclassified its consolidated financial statements for all periods to separately present SCPL as discontinued operations.

On October 27, 2006, the Company sold the operations of SCPL to an industry related buyer. The Company received proceeds from the sale of $5.4 million. The Company reported a pre-tax gain of $249,000 on the sale, equal to $121,000 after taxes. Summarized financial information for discontinued operations through the date of the sale on October 27, 2006 is presented below (in thousands):

2006

Net sales	$17,661
Income before income taxes	741
Income taxes	180
Gain on disposal, net of tax of $128	121

Net income from discontinued operations	$682

3.	Property and Equipment

Property and equipment are summarized as follows (in thousands):

	December 31,	December 31,
	2008	2007

Construction equipment	$96,002	$83,739
Transportation equipment	12,358	9,279
Buildings	3,926	1,573
Office equipment	547	602
Construction in progress	792	856
Land	2,916	2,718
Water rights	200	200

	116,741	98,967
Less accumulated depreciation	(38,748)	(26,578)

	$77,993	$72,389

At December 31, 2008 construction in progress consisted of expenditures for new maintenance shop facilities at various locations in Texas.

4.	Line of Credit and Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,	December 31,
	2008	2007

Credit Facility, due October 2012	$55,000	$65,000
Mortgages due monthly through June 2016	556	654

	55,556	65,654
Less current maturities of long-term debt	(73)	(98)

	$55,483	$65,556

Line of Credit Facilities

On October 31, 2007, the Company and its subsidiaries entered into a new credit facility (“Credit Facility”) with Comerica Bank, which replaced a prior Revolver and will mature on October 31, 2012. The Credit Facility allows for borrowing of up to $75.0 million and is secured by all assets of the Company, other than proceeds and other rights under our construction contracts, which are pledged to our bond surety. The Credit Facility requires the payment of a quarterly commitment fee of 0.25% per annum of the unused portion of the Credit Facility. Borrowings under the Credit Facility were used to finance the RHB acquisition, repay indebtedness outstanding under the Revolver, and finance working capital. At December 31, 2008, the aggregate borrowings outstanding under the Credit Facility were $55.0 million, and the aggregate amount of letters of credit outstanding under the Credit Facility was $1.8 million, which reduces availability under the Credit Facility. Availability under the Credit Facility was, therefore, $18.2 million at December 31, 2008.

At our election, the loans under the Credit Facility bear interest at either a LIBOR-based interest rate or a prime-based interest rate. The unpaid principal balance of each prime-based loan will bear interest at a variable rate equal to Comerica’s prime rate plus an amount ranging from 0% to 0.50% depending on the pricing leverage ratio that we achieve. The “pricing leverage ratio” is determined by the ratio of our average total debt, less cash and cash equivalents, to the EBITDA that we achieve on a rolling four-quarter basis. The pricing leverage ratio is measured quarterly. If we achieve a pricing leverage ratio of (a) less than 1.00 to 1.00; (b) equal to or greater than 1.00 to 1.00 but less than 1.75 to 1.00; or (c) greater than or equal to 1.75 to 1.00, then the applicable prime margins will be 0.0%, 0.25% or 0.50%, respectively. The interest rate on funds borrowed under this Credit Facility was 3.5% at December 31, 2008, and during the year ended December 31, 2008 ranged from 3.50% to 7.50%.

The unpaid principal balance of each LIBOR-based loan bears interest at a variable rate equal to LIBOR plus an amount ranging from 1.25% to 2.25% depending on the pricing leverage ratio that we achieve. If we achieve a pricing leverage ratio of (a) less than 1.00 to 1.00; (b) equal to or greater than 1.00 to 1.00 but less than 1.75 to 1.00; or (c) greater than or equal to 1.75 to 1.00, then the applicable LIBOR margins will be 1.25%, 1.75% or 2.25%, respectively. Interest on LIBOR-based loans is payable at the end of the relevant LIBOR interest period, which must be one, two, three or six months.

The Credit Facility is subject to our compliance with certain covenants, including financial covenants relating to fixed charges, leverage, tangible net worth, asset coverage and consolidated net losses. The Credit Facility contains restrictions on the Company’s ability to:

•	Make distributions and dividends;

•	Incur liens and encumbrances;

•	Incur further indebtedness;

•	Guarantee obligations;

•	Dispose of a material portion of assets or merge with a third party;

•	Make acquisitions;

•	Incur negative income for two consecutive quarters.

The Company was in compliance with all covenants under the Credit Facility as of December 31, 2008.

In December 2007, Comerica syndicated the Credit Facility with three other financial institutions under the same terms discussed above.

Management believes that the Credit Facility will provide adequate funding for the Company’s working capital, debt service and capital expenditure requirements, including seasonal fluctuations at least through December 31, 2009.

The prior Revolver required the payment of a quarterly commitment fee of 0.25% per annum of the unused portion of the line of credit. Borrowing interest rates were based on the bank’s prime rate or on a Eurodollar rate at the option of the Company. The interest rate on funds borrowed under this revolver during the year ended December 31, 2006 ranged from 7.25% to 8.25% and during 2007 ranged from 7.75% to 8.25%.

Mortgage

In 2001 TSC completed the construction of a headquarters building and financed it principally through a mortgage of $1.1 million on the land and facilities, at a floating interest rate, which at December 31, 2008 was 3.5% per annum, repayable over 15 years. The aggregate outstanding balance on these two mortgages aggregated $556,000 at December 31, 2008.

Maturity of Debt

The Company’s long-term obligations mature in future years as follows (in thousands):

Fiscal Year

2009	$73
2010	73
2011	73
2012	55,073
2013	73
Thereafter	191

$55,556

5.	Financial Instruments

SFAS No. 107, “Disclosure about Fair Value of Financial Instruments” defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The Company’s financial instruments are cash and cash equivalents, short-term investments, contracts receivable, accounts payable, mortgages payable and long-term debt. The recorded values of cash and cash equivalents, short-term investments, contracts receivable and accounts payable approximate their fair values based on their short-term nature. The recorded value of long-term debt approximates its fair value, as interest approximates market rates.

TSC had one mortgage outstanding at December 31, 2008, and two mortgages outstanding at December 31, 2007. The mortgage outstanding at December 31, 2008 was accruing interest at 3.50% at that date and contained pre-payment penalties. To determine the fair value of the mortgage, the amount of future cash flows was discounted using the Company’s borrowing rate on its Credit Facility. At December 31, 2008 and December 31, 2007, the carrying value of the mortgages was $556,000 and $654,000, respectively, and the fair value of the mortgages was approximately $488,000 and $641,000, respectively.

The Company does not have any off-balance sheet financial instruments.

6.	Income Taxes and Deferred Tax Asset/Liability

During the year ended December 31, 2007, Sterling utilized its book net operating tax loss carry-forwards (“NOL”) of approximately $9.8 million to offset a portion of the taxable income of the Company and its subsidiaries for federal income tax return purposes.

The Company also had available carry-forwards resulting from the exercise of non-qualified stock options. The Company could not recognize the tax benefit of these carry-forwards as deferred tax assets until its existing NOL’s were fully utilized, and therefore, the deferred tax asset related to NOL carry-forwards differed from the amount available on its federal tax returns. The Company utilized approximately $3.5 million and $4.2 million of these excess compensation carry-forwards from the exercise of stock options to offset taxable income in 2008 and 2007, respectively. The utilization of these excess compensation benefits for tax purposes reduced taxes payable and increased additional paid-in capital for financial statement purposes by $1.2 million and $1.5 million in 2008 and 2007, respectively.

Current income tax expense represents federal tax payable for 2008 and Texas franchise tax.

Deferred tax assets and liabilities of continuing operations consist of the following (in thousands):

	December 31, 2008		December 31, 2007
	Current	Long Term	Current	Long Term

Assets related to:
Accrued compensation	$1,169	$—	$1,054	$487
AMT carry forward	—	1,770	—	2,446
Other	34	128	37	—
Liabilities related to:
Amortization of goodwill	—	(1,209)
Depreciation of property and equipment	—	(11,806)	—	(6,031)
Other	—	—	(3)	—

Net asset/liability	$1,203	$(11,117)	$1,088	$(3,098)

The income tax provision differs from the amount using the statutory federal income tax rate of 35% in 2008 and 2007 and 34% in 2006 applied to income from continuing operations, for the following reasons (in thousands):

	Fiscal Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Tax expense at the U.S. federal statutory rate	$10,149	$7,838	$6,721
Texas franchise tax expense, net of refunds and federal benefits	195	106	—
Taxes on subsidiary’s earnings allocated to minority interest	(319)	—	—
Non-taxable interest income	(35)	(295)	—
Permanent differences	35	241	153

Income tax expense	$10,025	$7,890	$6,874
Income tax on discontinued operations including taxes on the gain on sale in 2006	—	—	308

Income tax on continuing operations	$10,025	$7,890	$6,566

The decrease in the effective income tax rate to 34.6% in 2008 from 35.2% in 2007 is due to the increase in the portion of earnings of a subsidiary taxed to the minority interest owner partially offset by a full year of the revised Texas franchise tax which became effective July 1, 2007. The increase in the effective income tax rate to 35.2% in 2007 from 34.2% in 2006 is the result of the Texas franchise tax and an increase in the statutory tax rate.

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and in various states. With few exceptions, the Company is no longer subject to federal tax examinations for years prior to 2002 and state income tax examinations for years prior to 2005. The Company’s policy is to recognize interest related to any underpayment of taxes as interest expense, and penalties as administrative expenses. No interest or penalties have been accrued at December 31, 2008.

The Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes” on January 1, 2007; however the adoption did not result in an adjustment to retained earnings. In its 2005 tax return, the Company used NOL’s that would have expired during that year instead of deducting compensation expense that originated in 2005 as the result of stock option exercises. Therefore, that compensation deduction was lost. Whether the Company can choose not to take deductions for compensation expense in the tax return and to instead use otherwise expiring NOLs is considered by management to be an uncertain tax position. In the event that the IRS examines the 2005 tax return and determines that the compensation expense is a required deduction in the tax return, then the Company would deduct the compensation expense instead of the NOL used in the period; however there would be no cash impact on tax paid due to the increased compensation deduction. In addition, there would be no interest or penalties due as a result of the change. As a result of the Company’s detailed FIN 48 analysis, management has determined that it is more likely than not this position will be sustained upon examination, and this uncertain tax position was determined to have a measurement of $0.

The Company does not believe that its uncertain tax position will significantly change due to the settlement and expiration of statutes of limitations prior to December 31, 2009.

7.	Costs and Estimated Earnings and Billings on Uncompleted Contracts

Costs and estimated earnings and billings on uncompleted contracts at December 31, 2008 and 2007 are as follows (in thousands):

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2008	2007

Costs incurred and estimated earnings on uncompleted contracts	$584,997	$329,559
Billings on uncompleted contracts	(600,616)	(351,161)

	$(15,619)	$(21,602)

Included in accompanying balance sheets under the following captions:

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2008	2007

Costs and estimated earnings in excess of billings on uncompleted contracts	$7,508	$3,747
Billings in excess of costs and estimated earnings on uncompleted contracts	(23,127)	(25,349)

	$(15,619)	$(21,602)

8.	Stock Options and Warrants

Stock Options and Grants

In July 2001, the Board of Directors adopted and in October 2001 shareholders approved the 2001 Stock Incentive Plan (the “2001 Plan”). The 2001 Plan initially provided for the issuance of stock awards for up to 500,000 shares of the Company’s common stock. In March 2006, the number of shares available for issuance under the 2001 Plan was increased to one million shares. In November 2007, the number of shares available for issuance under the 2001 Plan was reduced by the board of directors from one million shares to 662,626 shares and subsequently in May 2008 was returned to one million shares. The plan is administered by the Compensation Committee of the Board of Directors. In general, the plan provides for all grants to be issued with a per-share exercise price equal to the fair market value of a share of common stock on the date of grant. The original terms of the grants typically do not exceed 10 years. Stock options generally vest over a three to five year period.

The Company’s and its subsidiaries’ directors, officers, employees, consultants and advisors are eligible to be granted awards under the 2001 plan.

At December 31, 2008 there were 397,690 shares of common stock available under the 2001 Plan for issuance pursuant to future stock option and share grants. No options are outstanding and no shares are or will be available for grant under the Company’s other option plans, all of which have been terminated.

The 2001 plan provides for restricted stock grants and in May 2008 and May 2007, pursuant to non-employee director compensation arrangements. Non-employee directors of the Company were awarded restricted stock with one-year vesting as follows:

	2008 Awards	2007 Awards

Shares awarded to each non-employee directors	2,564	1,598
Total shares awarded	17,948	9,588
Grant-date market price per share of awarded shares	$19.50	$21.90
Total compensation cost	$350,000	$210,000
Compensation cost recognized in 2008	$221,000	$140,000

In March 2008, five employees were granted an aggregate of 5,672 shares of restricted stock with a market value $18.16 per share resulting in compensation expense of $103,000 to be recognized ratably over the five-year restriction period.

The following tables summarize the stock option activity under the 2001 Plan and previously active plans:

			1994 Non-Employee
	2001 Plan		Director Plan		1991 Plan
		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding at December 31, 2005:	457,160	$4.66	31,166	$1.58	84,420	$2.75
Granted	81,500	$16.36	—	—	—	—
Exercised	(64,057)	$2.46	(18,000)	$2.05	(55,996)	$2.75
Expired/forfeited	(4,400)	$7.83	—	—	—	—

Outstanding at December 31, 2006:	470,203	$8.35	13,166	$0.94	28,424	$2.75
Granted	16,507	$19.43	—	—	—	—
Exercised	(24,110)	$3.39	(3,000)	$1.00	(28,424)	$2.75
Expired/forfeited	(5,460)	$13.48	—	—	—	—

Outstanding at December 31, 2007:	457,140	$9.06	10,166	$0.93	—	—
Exercised	(45,940)	$2.81	(10,166)	$0.93	—	—
Expired/forfeited	(200)	$25.21	—	—	—	—

Outstanding at December 31, 2008:	411,000	$9.75	—	—	—	—

	1994 Omnibus Plan		1998 Plan
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at December 31, 2005:	424,196	$1.40	229,125	$0.58
Exercised	(166,016)	$1.08	(225,875)	$0.57

Outstanding at December 31, 2006:	258,180	$1.60	3,250	$1.00
Exercised	(181,990)	$1.91	(3,250)	$1.00

Outstanding at December 31, 2007:	76,190	$0.88	—	—
Exercised	(76,190)	$0.88	—	—

Outstanding at December 31, 2008:	—	—	—	—

The following table summarizes information about stock options outstanding and exercisable at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted Average		Weighted Average
Range of Exercise Price	Number of	Remaining Contractual Life	Exercise Price per	Number of	Exercise Price per
per Share	Shares	(Years)	Share	Shares	Share

$0.94 - $1.50	31,700	2.56	$1.50	31,700	$1.50
$1.73 - $2.00	31,800	3.56	$1.73	31,800	$1.73
$2.75 - $3.38	148,193	3.66	$3.09	135,533	$3.09
$6.87	15,000	6.38	$6.87	15,000	$6.87
$9.69	62,800	1.55	$9.69	62,800	$9.69
$16.78	25,500	1.70	$16.78	15,100	$16.78
$18.99	13,707	8.61	$18.99	4,569	$18.99
$21.60	2,800	3.55	$21.60	2,800	$21.60
$24.96	62,800	2.55	$24.96	62,800	$24.96
$25.21	16,700	2.69	$25.21	6,920	$25.21

	411,000	3.18	$9.75	369,022	$9.15

		Aggregate Intrinsic
	Number of Shares	Value

Total outstanding in-the-money options at 12/31/08	314,993	$4,137,416
Total vested in-the-money options at 12/31/08	291,933	$3,923,872
Total options exercised during 2008	132,296	$2,184,482

For unexercised options, aggregate intrinsic value represents the total pretax intrinsic value (the difference between the Company’s closing stock price on December 31, 2008 ($18.53) and the exercise price, multiplied by the number of in-the-money option shares) that would have been received by the option holders had all option holders exercised their options on December 31, 2008. For options exercised during 2008, aggregate intrinsic value represents the total pretax intrinsic value based on the Company’s closing stock price on the day of exercise.

Compensation expense for options granted during 2007 and 2006 were calculated using the Black-Scholes option pricing model using the following assumptions in each year (no options were granted during 2008):

	Fiscal 2007	Fiscal 2006

Average Risk free interest rate	4.7%	4.9%
Average Expected volatility	70.7%	76.3%
Average Expected life of option	3.0 years	5.0 years
Expected dividends	None	None

The risk-free interest rate is based upon interest rates that match the contractual terms of the stock option grants. The expected volatility is based on historical observation and recent price fluctuations. The expected life is based on evaluations of historical and expected future employee exercise behavior, which is not less than the vesting period of the options. The Company does not currently pay dividends. The weighted average fair value of stock options granted in 2007 and 2006 was $12.20 and $16.36, respectively.

Pre-tax deferred compensation expense for stock options and restricted stock grants was $517,000 ($336,000 after tax effects of 35.0%), $1,110,000 ($722,000 after tax effects of 35.0%), and $1,108,000 ($729,000 after tax effects of 34.2%), in 2008, 2007 and 2006, respectively. Proceeds received by the Company from the exercise of options in 2008, 2007 and 2006 were $205,000, $513,000 and $657,000, respectively. At December 31, 2008, total unrecognized stock-based compensation expense related to unvested stock options was approximately $336,000, which is expected to be recognized over a weighted average period of approximately 2.0 years.

Warrants

Warrants attached to zero coupon notes were issued to certain members of TSC management and to certain stockholders in 2001. These ten-year warrants to purchase shares of the Company’s common stock at $1.50 per share became exercisable 54 months from the July 2001 issue date, except that one warrant covering 322,661 shares by amendment became exercisable forty-two months from the issue date. The following table shows the warrant shares outstanding and the proceeds that have been received by the Company from exercises.

		Company’s	Year-End
		Proceeds of	Warrant Share
	Shares	Exercise	Balance

Warrants outstanding on vest date	850,000	—	850,000
Warrants exercised in 2005	322,661	$483,991	527,339
Warrants exercised in 2006	171,073	$256,610	356,266
Warrants exercised in 2007	—	—	356,266
Warrants exercised in 2008	22,220	$33,330	334,046

9.	Employee Benefit Plan

The Company and its subsidiaries maintain a defined contribution profit-sharing plan covering substantially all non-union persons employed by the Company and its subsidiaries, whereby employees may contribute a percentage of compensation, limited to maximum allowed amounts under the Internal Revenue Code. The Plan provides for discretionary employer contributions, the level of which, if any, may vary by subsidiary and is determined annually by each company’s board of directors. The Company made aggregate matching contributions of $322,000, $353,000 and $325,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

10.	Operating Leases

The Company leases office space in the Dallas and San Antonio areas of Texas and Reno, Nevada.

In 2006 and 2007, the Company entered into several long-term operating leases for equipment with lease terms of approximately three to five years. Certain of these leases allow the Company to purchase the equipment on or before the end of the lease term. If the Company does not purchase the equipment, it is returned to the lessor. Two leases obligate the Company to pay a guaranteed residual not to exceed 20% of the original equipment cost. The Company is accruing the liability for both leases, which is not expected to exceed $330,000 in the aggregate.

Minimum annual rentals for all operating leases having initial non-cancelable lease terms in excess of one year are as follows (in thousands):

Fiscal Year

2009	$721
2010	721
2011	634
2012	70
2013	—
Thereafter	—

Total future minimum rental payments	$2,146

Total rent expense for all operating leases amounted to approximately $767,000, $1,068,000 and $995,000 in fiscal years 2008, 2007 and 2006, respectively.

11.	Customers

The following table shows contract revenues generated from the Company’s customers that accounted for more than 10% of revenues (dollars in thousands):

	December 31,		December 31,		December 31,
	2008		2007		2006
	Contract	% of	Contract	% of	Contract	% of
	Revenues	Revenues	Revenues	Revenues	Revenues	Revenues

Texas Department of Transportation (“TXDOT”)	$162,041	39.2%	$201,073	65.7%	$166,333	67.1%
Nevada Department of Transportation (“NDOT”)	$88,159	21.3%	*	*	N/A	N/A
City of Houston (“COH”)	*	*	*	*	$29,848	12.1%
Harris County	*	*	*	*	*	*

*	represents less than 10% of revenues

At December 31, 2008, TXDOT ($22.1 million), City of Houston ($10.2 million) and City of San Antonio ($7.5 million) owed balances greater than 10% of contracts receivable.

12.	Equity Offerings

In December 2007, the Company completed a public offering of 1.84 million shares of its common stock at $20.00 per share. The Company received proceeds, net of underwriting discounts and commissions, of approximately $35.0 million ($19.00 per share) and paid approximately $0.5 million in related offering expenses. From the proceeds of the offering, the Company repaid the portion of its Credit Facility that was used in its acquisition of its interest in RHB. The remainder of the offering proceeds was used for working capital purposes.

In January 2006, the Company completed a public offering of approximately 2.0 million shares of its common stock at $15.00 per share. The Company received proceeds, net of underwriting commissions, of approximately $28.0 million ($13.95 per share) and paid approximately $907,000 in related offering expenses. In addition, the Company received approximately $484,000 in December 2005 from the exercise of warrants and options to purchase 321,758 shares of Common Stock, which were subsequently sold in 2006 by the option and warrant holders in the offering. From the proceeds of the offering, the Company repaid all its outstanding related party promissory notes to officers, directors and former directors as follows:

			Total
Name	Principal	Interest	Payment

Patrick T. Manning	$318,592	2,867	$321,459
James D. Manning	$1,855,349	16,698	$1,872,047
Joseph P. Harper, Sr.	$2,637,422	23,737	$2,661,159
Maarten D. Hemsley	$181,205	1,631	$182,836
Robert M. Davies	$452,909	4,076	$456,985

During 2006, the Company utilized a portion of the offering proceeds to purchase additional construction equipment and to repay borrowed funds.

13.	Minority interest in RHB:

On October 31, 2007, the Company purchased a 91.67% interest in Road and Highway Builders, LLC (“RHB”), a Nevada limited liability company, and all of the outstanding capital stock of Road and Highway Builders, Inc (“RHB Inc”), then an inactive Nevada corporation. These entities were affiliated through common ownership and have been included in the Company’s consolidated results since the date of acquisition.

RHB is a heavy civil construction business located in Reno, Nevada that builds roads, highways and bridges for local and state agencies in Nevada. Its assets consist of construction contracts, road and bridge construction and aggregate mining machinery and equipment, and approximately 44.5 acres of land with improvements. RHB Inc’s sole asset is its right as a co-lessee with RHB under a long-term, royalty-based lease of a Nevada quarry on which RHB can mine aggregates for use in its own construction business and for sale to third parties. During early 2008, RHB Inc began crushing stone for the operations of RHB.

The Company paid an aggregate purchase price for its interest in RHB of $53.0 million, consisting of $48.9 million in cash, 40,702 unregistered shares of the Company’s common stock, which were valued at $1.0 million based on the quoted market value of the Company’s stock on the purchase date, and $3.1 million in assumption of accounts payable to RHB by one of the sellers. Additionally, the Company incurred $1.1 million of direct costs related to the acquisition. We acquired RHB for a number of reasons, including those listed below:

a) Expansion into growing western U.S. infrastructure construction markets;

b) Strong management team with a shared corporate culture;

c) Expansion of our service lines into aggregates and asphalt paving materials;

d) Opportunities to extend our municipal and structural capabilities into Nevada; and

e) RHB’s strong financial results and expected immediate accretion to our earnings and earnings per share.

Ten percent of the cash purchase price was placed in escrow for eighteen months as security for any breach of representations and warranties made by the sellers.

The minority interest owner of RHB (who remains with RHB as Chief Executive Officer) has the right to require the Company to buy his remaining 8.33% minority interest in RHB and, concurrently, the Company has the right to require that owner to sell his 8.33% interest to the Company, beginning in 2011. The purchase price in each case is 8.33% of the product of six times the simple average of RHB’s income before interest, taxes, depreciation and amortization for the calendar years 2008, 2009 and 2010. The minority interest was recorded at its estimated fair value of $6.3 million at the date of acquisition and the difference of $5.4 million between the minority owner’s interest in the historical basis of RHB and the estimated fair value of that interest was recorded as a liability to the minority interest and a reduction in addition paid-in capital.

Any changes to the estimated fair value of the minority interest will be recorded as a corresponding change in additional paid-in-capital. Additionally, interest will be accredited to the minority interest liability based on the discount rate used to calculate the fair value of the acquisition.

Based on RHB’s operating results for 2008 and management’s current estimates of such results for 2009 and 2010, the Company has revised its estimate of the fair value of the minority interest at December 31, 2008 and recorded a reduction in the related liability and increased paid-in-capital by $607,000 at that date. This change in fair value estimate also resulted in a reduction in interest accreted in the first three quarters of 2008 on the liability by $228,000, which is reflected as a reduction in fourth quarter interest expense.

The purchase agreement restricts the sellers from competing against the business of RHB and from soliciting its employees for a period of four years after the closing of the purchase.

The following table summarizes the allocation of the purchase price, including related direct acquisition costs for RHB (in thousands):

Tangible assets acquired at estimated fair value, including approximately $10,000 of property, plant and equipment	$19,334
Current liabilities assumed	(9,686)
Goodwill	44,496

Total	$54,144

The goodwill is deductible for tax purposes over 15 years. The purchase price allocation has been finalized and there were no separately identifiable assets, other than goodwill. Other than the adjustment to the minority interest liability and additional paid-in-capital discussed above, no material adjustments were made to the initial allocation of the purchase price.

The operations of RHB are included in the accompanying consolidated statements of operations and cash flows for the two months ended December 31, 2007 and the year of 2008. Supplemental information on an unaudited pro forma combined basis, as if the RHB acquisition had been consummated at the beginning of 2006, is as follow (in thousands, except per share amounts):

	2007	2006
	(Unaudited)

Revenues	$377,740	$286,511
Net income from continuing operations	$26,881	$14,959
Diluted net income per share from continuing operations	$2.26	$1.27

For the ten months ended October 31, 2007, RHB had unaudited revenues of approximately $72 million and unaudited income before taxes of approximately $21 million. The profitability of RHB for the ten month period was higher than what was expected to continue due to some unusually high margin contracts and may not be indicative of future results of operations.

14.	Commitments and Contingencies

Employment Agreements

Patrick T. Manning, Joseph P. Harper, Sr., James H. Allen, Jr. and certain other officers of the Company and its subsidiaries have employment agreements which provide for payments of annual salary, deferred salary, incentive bonuses and certain benefits if their employment is terminated without cause.

Self-Insurance

The Company is self-insured for employee health claims. Its policy is to accrue the estimated liability for known claims and for estimated claims that have been incurred but not reported as of each reporting date. The Company has obtained reinsurance coverage for the policy period as follows:

•	Specific excess reinsurance coverage for medical and prescription drug claims in excess of $60,000 for each insured person with a maximum lifetime reimbursable of $2,000,000.

•	Aggregate reinsurance coverage for medical and prescription drug claims within a plan year with a maximum of approximately $1.1 million which is the estimated maximum claims and fixed cost based on the number of employees.

For the twelve months ended December 31, 2008, 2007 and 2006, the Company incurred $1.5 million, $1.6 million and $1.2 million, respectively, in expenses related to this plan.

The Company is also self-insured for workers’ compensation claims up to $250,000 per occurrence, with a maximum aggregate liability of $2.7 million per year. Its policy is to accrue the estimated liability for known claims and for estimated claims that have been incurred but not reported as of each reporting date. At December 31, 2008 and 2007, the Company had recorded an estimated liability of $1,092,000 and $1,067,000, respectively, which it believes is adequate based on its claims history and an actuarial study. The Company has a safety and training program in place to help prevent accidents and injuries and works closely with its employees and the insurance company to monitor all claims.

The Company obtains bonding on construction contracts through Travelers Casualty and Surety Company of America. As is customary in the construction industry, the Company indemnifies Travelers for any losses incurred by it in connection with bonds that are issued. The Company has granted Travelers a security interest in accounts receivable and contract rights for that obligation.

Guarantees

The Company typically indemnifies contract owners for claims arising during the construction process and carries insurance coverage for such claims, which in the past have not been material.

The Company’s Certificate of Incorporation provides for indemnification of its officers and directors. The Company has a Director and Officer insurance policy that limits its exposure. At December 31, 2008 the Company had not accrued a liability for this guarantee, as the likelihood of incurring a payment obligation in connection with this guarantee is believed to be remote.

Litigation

The Company is the subject of certain claims and lawsuits occurring in the normal course of business. Management, after consultation with outside legal counsel, does not believe that the outcome of these actions will have a material impact on the financial statements of the Company.

Purchase Commitments

To manage the risk of changes in material prices and subcontracting costs used in tendering bids for construction contracts, we obtain firm quotations from suppliers and subcontractors before submitting a bid. These quotations do not include any quantity guarantees. As soon as we are advised that our bid is the lowest, we enter into firm contracts with most of our materials suppliers and sub-contractors, thereby mitigating the risk of future price variations affecting the contract costs.

15.	Related Party Transactions

In July 2001, Robert Frickel was elected to the Board of Directors. He is President of R.W. Frickel Company, P.C., an accounting firm that performs certain tax services for the Company. Fees paid or accrued to R.W. Frickel Company for 2008, 2007 and 2006 and were approximately $39,700, $63,600 and $57,500, respectively.

In July 2005, Patrick T. Manning married the sole beneficial owner of Paradigm Outdoor Supply, LLC and Paradigm Outsourcing, Inc., both of which are women-owned business enterprises. The Paradigm companies provide materials and services to the Company and to other contractors. In 2008, 2007 and 2006, the Company paid approximately $0.4 million, $1.7 million and $3.3 million, respectively, to the Paradigm companies for materials and services.

16.	Capital Structure

Holders of common stock are entitled to one vote for each share on all matters voted upon by the stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of preferred stock, common stockholders are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available for that purpose. Holders of common stock are entitled to share ratably in net assets upon any dissolution or liquidation after payment of provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Common stock shares are not subject to any redemption provisions and are not convertible into any other shares of capital stock. The rights, preferences and privileges of holders of common stock are subject to those of the holders of any shares of preferred stock that may be issued in the future.

The Board of Directors may authorize the issuance of one or more classes or series of preferred stock without stockholder approval and may establish the voting powers, designations, preferences and rights and restrictions of such shares. No preferred shares have been issued.

In December 1998, the Company entered into a rights agreement with American Stock Transfer & Trust Company, as rights agent, providing for a dividend of one purchase right for each outstanding share of common stock for stockholders of record on December 29, 1998. Holders of shares of common stock issued since that date were issued rights with their shares. The rights traded automatically with the shares of common stock and became exercisable only if a takeover attempt of the Company had occurred. The rights expired on December 29, 2008.

17.	Quarterly Financial Information (Unaudited)

	Fiscal 2008 Quarter Ended
	March 31	June 30	September 30	December 31 (*)	Total
	(Dollar amounts in thousands, except per share data)
	(unaudited)

Revenues	$84,926	$106,728	$114,148	$109,272	$415,074
Gross profit	8,101	11,740	12,572	9,559	41,972
Income before income taxes and minority interest	4,800	8,278	9,591	6,330	28,999
Net income attributable to Sterling common stockholders	$3,117	$5,140	$5,978	$3,831	$18,066

Net income per share attributable to Sterling common stockholders, basic:	$0.24	$0.39	$0.46	$0.29	$1.38

Net income per share attributable to Sterling common stockholders, diluted:	$0.23	$0.37	$0.44	$0.28	$1.32

	Fiscal 2007 Quarter Ended
	March 31	June 30	September 30	December 31	Total
	(Dollar amounts in thousands, except per share data)
	(unaudited)

Revenues	$68,888	$71,275	$77,714	$88,343	$306,220
Gross profit	5,632	8,046	7,915	12,093	33,686
Income before income taxes and minority interest	3,806	5,711	5,125	7,754	22,396
Net income attributable to Sterling common stockholders	$2,511	$3,797	$3,443	$4,693	$14,444

Net income per share attributable to Sterling common stockholders, basic:	$0.23	$0.35	$0.31	$0.42	$1.31

Net income per share attributable to Sterling common stockholders, diluted:	$0.21	$0.32	$0.29	$0.39	$1.22

*	See Note 13 regarding reversal in the fourth quarter of $228,000 of interest expense accreted on the minority interest liability in the first three quarters of 2008.

18.	Subsequent Event

On December 3, 2009, the Company acquired an 80 percent membership interest in Ralph L. Wadsworth Construction Company, LLC (“RLW”) for $64.7 million. RLW is a heavy civil construction company focused on the design and construction of bridges, roads and highways, primarily in the state of Utah. Each of the sellers, who own the remaining 20 percent interest, has the right to put, or require the Company to buy, his remaining membership interest in RLW and, concurrently, the Company has the right to acquire each remaining membership interest in 2013. Supplemental information on an audited pro forma combined basis, as if the acquisition had been consummated at the beginning of 2008, is as follows (in thousands):

	12 Months Ended	9 Months Ended
	December 31, 2008	September 30, 2009
Revenues	$541,196	$431,427
Net income attributable to Sterling common stockholders	$28,054	$34,795
Diluted net income per share attributable to Sterling common stockholders	$2.05	$2.53